NEWS RELEASE

Company Contact:
Doug Baker
SI Diamond Technology, Inc.
(248) 391 – 0612

For Immediate Release

SI DIAMOND TECHNOLOGY, INC. ANNOUNCES THE SALE OF ITS SIGN BUILDERS OF
AMERICA, INC., SUBSIDIARY

AUSTIN, Texas, October 11, 2002 – SI Diamond Technology, Inc. (OTC BB: SIDT) today announced the sale of the business operations of its Sign Builders of America, Inc. subsidiary. The sale was effective October 1, 2002 and closed on October 8, 2002. The sale price of $250,000 plus assumption of liabilities includes no contingencies and was paid in full at closing.

As a result of the disposition of the Sign Builders of America, Inc., SIDT will be focused entirely on research and development and licensing of its proprietary technologies.

“Our recent decision to focus our Electronic Billboard Technology, Inc. subsidiary on licensing rather than direct sales and installations eliminated the need for our continued ownership of SBOA ,” said Doug Baker, Chief Financial Officer of SI Diamond Technology, Inc. “The sale of the SBOA operation will further reduce our burn rate and the proceeds from the sale will improve our cash position,” continued Baker.

Safe Harbor Statement
This press release contains forward-looking information within the meaning of Section 27A of the Securities Act of 1933, and Section 21E of the Securities Act of 1934, and is subject to the safe harbor created by those sections.  The Company’s actual results could differ materially from those projected in the forward-looking information.  Future results may be impacted by risk factors listed from time to time in SIDT’s SEC reports.  SI Diamond Technology, Inc. disclaims any intent or obligation to update forward-looking information.

SI Diamond Technology is a holding company consisting of three wholly owned operating subsidiaries. Applied Nanotech Inc., is a premier research and development organization dedicated to developing applications for nanotechnology. Electronic Billboard Technology, Inc. (EBT) is geared toward the commercialization of electronic digitized sign technology. Sign Builders of America, Inc. (SBOA), is a manufacturer of high quality signage. SI Diamond Technology’s website is www.sidiamond.com.